Exhibit 10.64

July 8, 2022

Mr. Mark Gracy

Chief Operating Officer

La Rosa Holdings Corp

1420 Celebration Blvd., 2nd Floor

Celebration, FL 34747

Dear Mark:

Heritage Corporate Advisors (“Heritage”) is pleased to provide this engagement letter for financial executive services to La Rosa Holdings Corp. (“La Rosa”). This letter summarizes the terms of engagement between Heritage and La Rosa.

Heritage will provide its services to La Rosa in the role of an interim part-time Chief Financial Officer (“CFO”) as required by La Rosa. Heritage will report directly to you as Chief Operating Officer (“COO”) and Joseph La Rosa as Chief Executive Officer (“CEO”). and work closely with the La Rosa team on financial and business matters including the current ongoing effort of an initial public offering of the common stock of La Rosa. I would be the primary resource and contact and named CFO for La Rosa. Heritage has several team members with financial backgrounds that may be used to assist La Rosa on an as needed basis to complete the project in the most efficient and effective manner. Note that Heritage is being engaged as an independent contractor and advisor and I will not be an employee of La Rosa in conjunction with this engagement.

Heritage services will include oversight and management of the financial information and reporting required for La Rosa and working with legal counsel, tax advisors and tax preparers, independent auditors and financial consultants. These services may evolve and expand as La Rosa continues to grow its business.

Heritage will provide its services pursuant to the following financial arrangement with La Rosa.

•	Heritage will bill La Rosa a fixed amount per month for an initial three-month engagement.

o	The fixed fee for the initial three months will be $17,500 per month. The fixed monthly fee will be invoiced in the amount of $8,750 on or near the 15th and 30th of each month.
o	Invoices are due and payable no later than ten (10 days) after the invoice date.
o	The fixed monthly fee does not include any reasonable out-of-pocket expenses incurred by Heritage on behalf of La Rosa. These expenses, if any, will be billed with the semi- monthly invoices in addition to the fixed monthly fee.
o	Heritage and La Rosa will revisit, discuss and agree upon any changes to the fixed monthly fee if this engagement is extended beyond the initial three months.

Mr. Mark Gracy

Chief Operating Officer

La Rosa Holdings Corp.

July 8, 2022

Note that La Rosa is not responsible for any employee benefits or payroll taxes for the services provided by Heritage

Heritage will be engaged initially for a three-month period commencing upon the execution of this engagement letter. Note that for fee and billing purposes, the engagement will begin on July 16, 2022. La Rosa will not be billed for any time or services between the signing of this engagement letter and the start of the three month term on July 16, 2022. The initial three-month engagement can be terminated by either party with thirty days written notice.

Please note that the above financial arrangement does not include costs related to the daily, weekly and monthly accounting services. These services are presently performed by others within La Rosa.

Pease let me know if you have any questions (e-mail or call 412-638-7194). If you are in agreement with the proposed terms outlined in this letter, please sign below and return a copy to me via DocuSign. Upon receipt of the signed letter, Heritage will provide La Rosa with an Engagement Agreement which will contain additional protection for La Rosa with respect to confidentiality and non-solicitation/non- competition sections covering its business and both employees and customers.

Any terms of this signed engagement letter or the subsequent Engagement Agreement can be modified with the written consent of both La Rosa and Heritage.

We look forward to working with you.

Very truly yours,	Agreed & Accepted:

/s/ Douglas L. Hein	/s/ Mark Gracy	7/11/2022
Douglas L. Hein	Mark Gracy	Date
President	Chief Operating Officer
La Rosa Holdings Corp